Exhibit 10.1

ROYALTY AGREEMENT

This ROYALTY AGREEMENT (this “Royalty Agreement”), is entered into as of December 10, 2014 (the “Effective Date”), between Bonjoe Gourmet Chips LLC, a Florida limited liability company (“Bonjoe”) and Great Plains Holdings, Inc., a Nevada corporation ("Great Plains") (collectively referred to hereinafter as the “Parties”).

RECITALS

WHEREAS, Great Plains has entered into a Securities Exchange Agreement date as of the date hereof with Bonjoe and its members, Joseph Trudel and Gilbert Hess (the “SEA”) whereby Mr. Trudel and Mr. Hess agreed to sell Great Plains an ownership interest in Bonjoe which they own; and

WHEREAS, Bonjoe is in need of funds to develop, produce, market and sell its Products; and

WHEREAS, Great Plains is willing to invest funds in Bonjoe as provided for in this Royalty Agreement and to acquire an ownership interest in Bonjoe as provided for in the SEA.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Royalty Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. Definitions of capitalized terms used in this Royalty Agreement shall have the meanings given in Appendix A or elsewhere in the Royalty Agreement.

ARTICLE  II
INVESTMENT, ROYALTY PAYMENTS

2.1 Investment. Great Plains shall pay Bonjoe the amount of $11,500.00 upon execution of this Agreement (the “Investment Amount”). The Investment Amount shall be used by Bonjoe for general working capital purposes.

2.2 Royalties. Bonjoe shall pay Great Plains a royalty as follows (the “Royalty Payment”):

(a) An initial royalty payment equal to $0.08 per bag or other individual unit (a “Unit”) of Product sold by Bonjoe during the period of time that will start 150 days from the Effective Date through the date which Bonjoe has sold up to a maximum of 295,000 Units of Product in the Territory (the “Initial Royalty”); and

(b) After payment of the Initial Royalty, Bonjoe will pay Great Plains a royalty equal to 3% of Gross Sales of the Products throughout the remaining Royalty Term.

2.3 Termination of Royalty Obligations. This Royalty Payment obligation shall not terminate unless agreed to in writing by Great Plains or the expiration of the Royalty Term as that term is defined herein.

ARTICLE III
REPORTS AND PAYMENTS

3.1 Recordkeeping. Bonjoe shall, and shall obligate its Affiliates to, keep full and accurate records (prepared in accordance with U.S. Generally Accepted Accounting Principles consistently applied) of Bonjoe’s or its Affiliates’ sales of Products and such other matters as may affect the determination of any amount payable to Great Plains hereunder, in sufficient detail to reasonably enable Great Plains or Great Plains’ representatives to determine any amounts payable to Great Plains under this Royalty Agreement. Such records shall be kept at Bonjoe’s or its Affiliates’ principal place of business and, with all necessary supporting data, books and ledgers, shall, during all reasonable times for the 2 years following the end of the Accounting Period to which each shall pertain, be open for inspection at reasonable times during normal business hours (and upon at least 10 days prior written notice) for the purpose of verifying the accuracy of any payment report required under this Royalty Agreement or any amount payable hereunder. The results of each inspection shall be binding on both Great Plains and Bonjoe absent mathematical error. In the event an audit reveals an error in the payment of any Royalty Payments in excess of 5% of the Royalty Payments due over a 12 month period, Bonjoe shall pay Great Plains the reasonable costs associated with such inspections.

3.2 Reports. Within thirty (30) days after the end of each Accounting Period, Bonjoe shall deliver to Great Plains a true and accurate report, giving such particulars of the business conducted by Bonjoe or its Affiliates during the preceding four (4) Accounting Periods under this Royalty Agreement as are reasonably pertinent to an accounting for any royalty or other payments hereunder, along with the amount of royalties payable for such Accounting Period. If no payments are due, it shall be so reported.

3.3 Accounting. With each monthly payment, Bonjoe shall deliver to Great Plains the report described in Section 3.2, which shall include, but not be limited to, the following information:

(a)	Quantity of each Unit of Product sold by Bonjoe or its Affiliates during the applicable Accounting Period;

(b)	The monetary amount of such sales;

(c)	Actual Gross Sales for the Products;

(d)	Total royalties payable to Great Plains including a calculation thereof. All reports under this Section 3.3 shall be confidential information of Bonjoe.

ARTICLE IV
TERMINATION

4.1 Generally. This Royalty Agreement shall become effective on the Effective Date and shall expire on the expiration of the Royalty Term.

4.2 Post-Expiration Obligations. Upon the expiration of this Royalty Agreement, Bonjoe shall submit all reports required by Section 3 and pay Great Plains all royalties due or accrued on the sale of Products up to and including the date of expiration.

4.3 Survival. Upon the expiration of this Royalty Agreement, nothing herein shall be construed to release either party from any obligation that matured prior to the date of such expiration and Section 5 shall survive any such expiration.

ARTICLE V
REPRESENTATIONS, WARRANTY, INDEMNIFICATION AND INSURANCE

5.1 Representations and Warranty. Bonjoe represents and warrants to Great Plains, in addition to all warranties implied by law, that the Products and its production, shipment, sale, packaging, labeling, packing, advertising, instructions and warnings or lack thereof, shall (a) be free from defects in design, workmanship and/or materials, including, without limitation, such defects as could create a hazard to life or property, (b) meet all applicable requirements of all applicable U. S. federal, state and local laws and regulations and of all applicable laws and regulations of jurisdictions outside the United States, (c) not infringe or encroach upon any third party’s personal, contractual or proprietary rights, including, without limitation, patent, trademark, copyright, rights of privacy or publicity or trade secrets and (d) conform to all Product specifications and samples provided to Bonjoe’s customers.

5.2 Indemnification. Bonjoe agrees to indemnify, defend and hold harmless Great Plains, its officers, directors, employees, agents, subsidiaries, successors and assigns (the “Indemnified Parties”) from any and all liabilities, costs and expenses (including reasonable attorney’s fees) associated with any claim, complaint, charge, penalty, demand, injury, loss or damage that arises from or incidental to: (i) any act or omission by Bonjoe; or (ii) Bonjoe’s breach of any of its representations or warranties under this Agreement or provided by law.

5.3 Notice to Indemnitor; Right of Parties to Defend. In the event of any claim, suit or proceeding against any Indemnified Party in connection with any of the foregoing, Great Plains agrees to timely notify Bonjoe of any such claim, suit or proceeding (but the lack of timeliness of such notice shall not affect Bonjoe’s obligations hereunder except to the extent Bonjoe is prejudiced by such lack of timeliness).  Bonjoe shall promptly upon receiving notice of such claim, suit or proceeding, assume the defense of the Indemnified Parties at its sole cost, and (whether Bonjoe assumes such defense or for any reason fails or refuses to assume such defense) Bonjoe shall pay any and all sums which any Indemnified Party becomes legally obligated to pay as a result of such claim, suit or proceeding.  If a material conflict of interest arises with respect to the representation of both Bonjoe and the Indemnified Parties by Bonjoe’s counsel, Bonjoe shall also pay the reasonable fees of defense counsel retained directly and solely by Great Plains.  Great Plains agrees to cooperate with Bonjoe in the defense or settlement of such claim, suit or proceeding, provided that Bonjoe shall obtain Great Plains’ prior written consent to any compromise, settlement or consent judgment which affects Great Plains’ rights or interests.  Bonjoe further agrees to pay the reasonable costs and attorney’s fees of any Indemnified Party to the extent necessary to enforce such Indemnified Party’s rights under this Agreement. It is the intent of the parties that this indemnity apply regardless of whether or not such liability was caused in part by Great Plains’ own negligence or that of the other parties indemnified under this section, excluding only any liability arising from the sole negligence of Great Plains.

5.4 Insurance. Bonjoe shall obtain Commercial General Liability insurance of the types and in the amounts reasonable agreed to by the Parties.

5.5 Survival. All of the provisions of this Royalty Agreement shall survive the expiration of this Royalty Agreement.

ARTICLE VI
MISCELLANEOUS

6.1 Fees and Expenses. Each party to this Royalty Agreement shall pay the fees and expenses of its or its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiations, preparation, execution, delivery and performance of this Royalty Agreement.

6.2 Entire Agreement; Amendments. This Royalty Agreement, together with the exhibits and schedules hereto, contains the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be delivered (a) by hand; (b) by recognized overnight courier; or (c) by certified mail, return receipt requested, postage-prepaid. All of the foregoing shall be deemed given and effective on (x) receipt, if delivered by hand; (y) the next business day after deposit, if sent by nationally recognized overnight courier; or (c) the third (3rd) business day after deposit, if mailed. The address for such notices and communications shall be as follows:

If to Bonjoe:	9360 S. Hwy. 441
Ocala, FL 34480

If to Great Plains:	4060 NE 95th Road Wildwood Fl 34785

or such other address as maybe designated by party in writing hereafter, by notice (given in the same manner).

6.4 Amendments; Waivers. No provision of this Royalty Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by all the parties; or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Royalty Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

6.5 Headings. The headings herein are for convenience only, do not constitute a part of this Royalty Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.6 Successors and Assigns. This Royalty Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither party may assign this Royalty Agreement or any of the rights or obligations hereunder without the written consent of the other party, which consent shall not unreasonably be withheld.

6.7 No Third-Party Beneficiaries. This Royalty Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

6.8 Governing Law, Jurisdiction. This Royalty Agreement shall be governed, construed and enforced in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law. Each of the parties agree to submit to the jurisdiction of the federal or state courts located in Sumter County, Florida in any actions or proceedings arising out of or relating to this Agreement. Each of the parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party as set forth in Section 6.2 above and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

6.9 Attorneys’ Fees. In any suit, action or proceeding brought with respect to interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs from the non-prevailing party at both the trial and appellate levels.

6.10 Construction. In the construction of this Royalty Agreement, the rule of construction that a document is to be construed most strictly against a party who prepared the same shall not be applied, it being agreed that all parties have participated in the preparation of the final form of this Royalty Agreement.

6.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or .pdf transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

6.12 Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affecting or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that shall be a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Bonjoe Gourmet Chips LLC

By:	/s/ Joseph Trudel
Name:	Joseph Trudel
Title:	Manager

Great Plains Holdings, Inc.

By:	/s/ Kent Campbell
Name:	Kent Campbell
Title:	Chief Executive Officer

APPENDIX A
DEFINITIONS

Accounting Period	The end of each month commencing on the date that is the end of the first month after the Effective Date of this Royalty Agreement.

Affiliate	(a)
in the case of corporate entities, direct or indirect ownership of at least 50% of the stock or participating shares entitled to vote for the election of directors or the power to control such entity; and

(b) in the case of non-corporate entities, direct or indirect ownership of at least 50% of the equity interest or the power to control such entity.

Gross Sales	Without duplication, all gross revenues invoiced by Bonjoe or any of its Affiliates for Products in the Territory less the following:

(1)
discounts, rebates and deductions, or any other consideration accrued to customers (including group purchasing organizations) based on volumes and/or revenues commercialized, or any other deductions or the like allowed (whether in cash or trade) to wholesalers or distributors or to other customers for quantity purchases, prompt payments or other special conditions;

(2)
credits, write-offs, collection fees, allowances or refunds, not exceeding the original invoice amount, for claims, returns, collections or bad debts, and any other allowances made for returned or deficient goods;

(3) transportation charges, packaging, freight, and costs of delivery if included as a separate identifiable charge in an invoice; and

(4) sales and use taxes and other fees or taxes imposed by any government or governmental agency, including, but not limited to any import, export or customs duties.

Gross Sales shall be determined from books and records maintained in accordance with US Generally Accepted Accounting Principles.

Products	Food and snack products, including but not limited to potato chips and other snack foods sold by Bonjoe in the future in the Territory.

Royalty Term	The date that is thirty (30) years from the Effective Date.

Territory	The entire world.